Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	July 3, 2025

BUTLER NATIONAL CORPORATION ANNOUNCES FISCAL YEAR END 2025 FINANCIAL RESULTS.
-Record earnings increasing to $0.19 per share
-Record operating income of $16.8 million, reflecting a 27% increase from prior year

OLATHE, KANSAS, July 3, 2025, - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces its financial results for the fiscal year ended April 30, 2025.

Historical selected financial data related to all operations:
(In thousands except shares and per share data)	Year Ended April 30

	2025	2024
Revenue	$83,968	$78,376
Operating Income	$16,827	$13,239
Net Income	$12,551	$12,512
Total Assets	$123,298	$113,975
Long-term liabilities	$33,770	$36,617
Stockholders' Equity	$65,114	$54,441
Weighted Average Shares - Diluted	67,835,577	70,435,752
Earnings Per Share	$0.19	$0.18
New Product Research and Development Cost	$1,693	$3,069
Management Comments
Butler National Corporation President and CEO, Christopher J. Reedy, commented on the results stating, “Significant operating and financial improvement was achieved in fiscal 2025 results with record revenue and operating income. Revenue increased 7%, operating income increased 27%, and net income increased to $12.6 million in fiscal 2025 as compared to $12.5 million in fiscal 2024. Net income for fiscal year 2025 included $1.6 million of gains on sales of assets, as compared to $5.7 million of gains on sales of assets in fiscal year 2024. Earnings per share was $0.19 for fiscal 2025 compared to $0.18 in fiscal 2024, driven in part by the Company’s repurchase of 2.6% of its outstanding common stock. Gains in the Aerospace Products segment drove the positive results along with continued growth in sports wagering.”
Lead Independent Director Joseph P. Daly added: “Fiscal 2025’s performance underscores the steady and strategic leadership guiding Butler National through a transformative period. The collaboration between CEO Chris Reedy and Executive Chairman Jeff Yowell has delivered both stability and forward momentum. Under their guidance, we’ve strengthened governance, navigated key leadership transitions, and positioned the Company to capitalize on long-term opportunities for growth and shareholder value creation.”
The results reflect a 15% revenue increase in the Aerospace Products segment in fiscal 2025 over the prior year, which is strongly attributed to Avcon and Butler-Tempe (Special Mission Electronics) production efficiencies and increased deliveries. Despite the 2% increase in the portion of gaming revenue share paid to the state beginning December of 2024, and the economic challenges in the Dodge City region, Professional Services revenue remained nearly constant at $38.3 million in 2025 compared to $38.6 million in 2024. Sports wagering increases offset declines in traditional gaming.

The Avcon Aircraft Modification business delivered some significant development projects in fiscal 2025. Delivery of Avcon’s most complex project was a highlight of its year following five intensive years of design and engineering to complete work on a ‘Next Gen’ environmental research King Air B300 airplane. The Avcon Team also completed a number of new modifications that expand our product offerings including lower fuselage pod configurations, for both the King Air 350 and the Cessna 208B Grand Caravan airplanes, and underwing pods or storage devices for the King Air and Learjet Model 60 airplanes. These modifications, backed by significant engineering, resulted in the issuance of several Federal Aviation Administration (“FAA”) Supplemental Type Certificate (“STC”) approvals or amendments to STC approvals. The STC approvals provide a baseline for further adaptation and sales that will allow increased margins through our ability to duplicate or make minor deviations to modifications on same models for other airplanes.
During the fiscal year ended April 30, 2025, we invested approximately $1.7 million in the development and production of new products. These products resulted in some of the STCs noted above, as well as new gun control and cable designs and tooling. We believe this expenditure for design and development engineering, testing, and certification of new products is essential to grow Aerospace Products, help stabilize our long-term revenue and enhance our future profits.
Mr. Reedy added: “Our Aircraft Modifications team continues to develop as production capabilities expand at our New Century facility. We continue to drive new product development with the Newton team who tirelessly work to satisfy customer schedules. The efforts and efficiencies are reflected in the financial results. We continue efforts to recruit talent to grow production capacity. Simultaneously, we are now focused on bringing the new Newton fabrication shop online and fully staffed to recover much of the outsourced production required to maintain the current production levels and satisfy customer requirements. The internal fabrication expansion should enhance Aircraft Modification margins. The efforts and deliveries of the Special Mission Electronics (Tempe) team has also been remarkable. While the deliveries in the fourth quarter were outstanding, the increased backlog provides a significant opportunity to further enhance productivity to deliver more results to the bottom line. The Tempe-division backlog remains robust. Our contracted Draft Kings platform for online/interactive sports wagering for Kansans on behalf of the Kansas Lottery continues to enhance Professional Services segment revenue. Our Boot Hill Casino team continues to concentrate on increasing patron visits while maximizing the impact of marketing expenses and effectively controlling costs. I am very appreciative of all the Butler National employees for their contributions in achieving the record results for fiscal year 2025,” concluded Reedy.
Executive Chairman Jeffrey Yowell commented: “Our performance this last year reflects a deliberate shift toward higher-margin product lines and improved operational alignment. We expanded our fabrication capabilities through the new facility in Newton, Kansas, and continued growth at our KC Machine location. At the same time, we’re optimizing our workforce by balancing production between Newton and New Century to address labor availability and demand. These efforts, combined with disciplined execution, are laying the foundation for sustainable, scalable growth.”
Business Segment Highlights
Aerospace Products:
Revenue increased 15% to $45.7 million in fiscal 2025 compared to $39.7 million in fiscal 2024. This increase was primarily due to an increase in our aircraft modification business of $4.5 million and an increase in special mission electronics of $0.8 million. The development of new STCs, customer field installations of our modification kits and our marketing efforts in both domestic and international markets supported the increase. Costs increased 4% to $29.9 million in fiscal 2025 compared to $28.7 million in fiscal 2024. Costs were 65% of segment total revenue in fiscal 2025, compared to 72% of segment total revenue in fiscal 2024, reflecting increased efficiencies of our engineering and fabrication labor leading to improved operating profit margins. Expenses increased 25% in fiscal 2025 to $8.1 million compared to $6.5 million in fiscal 2024. The increase is primarily due to greater depreciation as a result of increased fixed assets, higher insurance premium costs, and higher administrative and overhead labor costs in fiscal 2025. This represents an operating margin of 16.8% in fiscal 2025, compared to 11.4% in fiscal 2024 (operating income as a percentage of revenue), an increase of approximately 47%. While we are starting to see an impact of the recently-implemented tariff policies on parts and materials, we are addressing the increased costs through price adjustments with our products.
Professional Services:
Revenue from Professional Services decreased less than 1% to $38.3 million in fiscal 2025 from $38.6 million in fiscal 2024. We were authorized to offer, on behalf of the Lottery, the new mobile sports wagering platform during fiscal 2023 that brought in $5.8 million of revenue during fiscal 2025 compared to $4.6 million during fiscal 2024. The mobile sports wagering revenue offset the traditional casino gaming revenue decrease of $1.5 million that was a result of a decrease in patron visits. We believe this was due primarily to a decrease in discretionary spending related to the local cattle processing businesses, increased inflation and drought conditions in our primary market area. Costs increased 2% in fiscal 2025 to $16.0 million compared to $15.8 million in fiscal 2024 and expenses decreased 8% in fiscal 2025 to $13.1 million compared to $14.2 million in fiscal 2024. The decrease in expenses is due primarily to a decrease in marketing and advertising expenses. There was an operating income of $9.1 million in fiscal 2025, compared to an operating income of $8.7 million in fiscal 2024, an increase of 5%. This represents an operating margin of 23.9% in fiscal 2025, compared to 22.6% in fiscal 2024, an increase of approximately 6%.
Backlog:
As of April 30, 2025 and 2024, our backlog totaled approximately $33.6 million and $30.3 million, respectively. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. There can be no assurance that all orders will be completed or that some may ever commence.
Our Business:
Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the design, manufacture, sale and service of structural modifications, design, integration and installation of electronic equipment, systems and technologies that enhance aircraft operations, and the design, manufacture and sale of defense related articles. Additionally, we operate Federal Aviation Administration (the “FAA”) Repair Stations. Companies in Aerospace Products concentrate on products and services for Learjet, Textron Beechcraft, King Air, and Textron Cessna turboprop aircraft. Butler National-Tempe designs and manufactures robust electronic controls and cabling. The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 15 table games and a DraftKings branded sportsbook.
Forward-Looking Information:
Statements made in this report, other reports and proxy statements filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can often be identified by the use of forward-looking terminology, such as “could,” “should,” “will,” “intended,” “continue,” “believe,” “may,” “expect," “anticipate,” “goal,” “forecast,” “plan,” “guidance” or “estimate” or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A of the Company’s Annual Report on Form 10-K, incorporated herein by reference. Risk Factors and elsewhere herein or in other reports filed with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time, except as expressly required by federal securities laws.

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David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com	Ph (972) 814-5723

Butler National Corporation Investor Relations	Ph (913) 780-9595
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